Exhibit 10.1

[CBS Corporation Letterhead]

December 29, 2005

Sumner M. Redstone
c/o Viacom Inc.
1515 Broadway
New York, New York 10036

Dear Mr. Redstone:

You have previously entered into an employment agreement with Viacom Inc., a Delaware corporation (“Viacom”), effective as of July 1, 2004 (the “Viacom Employment Agreement”), pursuant to which you served as chairman of the board of directors and chief executive officer of Viacom.  In connection with the merger (the “Merger”) of Viacom and Viacom Merger Sub Inc., a Delaware corporation (“Viacom Merger Sub”), and the related separation of the business of New Viacom Corp., a Delaware corporation (“New Viacom”) and CBS Corporation (“CBS”), CBS is entering into this letter agreement with you (the “Agreement”).  The Viacom Employment Agreement will continue in effect until the effective date of the closing of the Merger (the “Effective Date”), at which time it will be superseded and replaced in full by this Agreement.  If for any reason the Merger is not consummated, this Agreement shall not enter into effect and shall be considered null and void.

1.             Title; Duties; and Effective Date.  As of and following the Effective Date, you will be employed as Executive Chairman and Founder of CBS and will serve in this capacity pursuant to the terms of this Agreement.  As of the Effective Date, you will no longer have the title of Chief Executive Officer.  As Executive Chairman and Founder of CBS, you shall have all the rights, powers, authority, functions, duties and responsibilities customarily associated with the position of an executive chairman, and such additional rights, powers, authority, functions, duties and responsibilities as are assigned to the office of Chairman of the Board under CBS’s Amended and Restated Bylaws and as the Board of Directors of CBS (the “Board”) may assign to you from time to time that are commensurate with your status as Executive Chairman and Founder.  Without limiting the foregoing, you will be actively engaged in, and have responsibility, working with the Board and the President and Chief Executive Officer of CBS (the “CEO”), for (a) the overall leadership and strategic direction of CBS, (b) providing guidance and support to senior management of CBS, (c) the coordination of the activities of the Board and (d) communication with shareholders and other important constituencies.  The CEO shall report directly to you and to the Board, and you will be given regular access to senior management of CBS.  CBS acknowledges that in addition to your services pursuant to this Agreement, you will simultaneously serve as executive chairman and founder of New Viacom.

2.             Compensation.  As the sole compensation for services to be rendered by you in all capacities to CBS, its subsidiaries and Affiliates, you will receive the compensation specified herein from CBS.  For purposes of this Agreement, “Affiliate” means any corporation or other entity that is controlled by CBS.

(a)           Salary.  For all the services rendered by you in any capacity hereunder, CBS agrees to pay you salary at the rate of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) per annum (the “Salary”), payable in accordance with CBS’s then effective payroll practices but no less frequently than semi-monthly.

(b)           Deferred Compensation.  In addition to your Salary, you shall earn, with respect to each payroll period during your employment with CBS, additional amounts (“Deferred Compensation”), the payment of which (together with the return thereon as provided in this paragraph 2(b)), shall be deferred until January of the first calendar year following the year in which you cease to be an employee of CBS and payable at that time or at such later date as shall be determined pursuant to paragraph 13, provided, however, that, except in the event of your death, the Deferred Compensation will not be payable to you earlier than six (6) months following your termination of employment. The Deferred Compensation shall be based on an annualized rate of One Million Three Hundred Thousand Dollars ($1,300,000).  Deferred Compensation shall be credited to a bookkeeping account maintained by CBS on your behalf, the balance of which account shall periodically be credited (or debited) with deemed positive (or negative) return calculated in the same manner, and at the same times, as the deemed return on your account under the CBS Excess 401(k) Plan for Designated Senior Executives (as such plan may be amended from time to time, the “Excess 401(k) Plan”) is determined (it being understood and agreed that, if at any time during which the Deferred Compensation remains payable, your account balance in the Excess 401(k) Plan is distributed in full to you, your Deferred Compensation account shall continue to be credited or debited with a deemed return based on the investment portfolio in which your Excess 401(k) Plan account was notionally invested immediately prior to its distribution).  CBS’s obligation to pay the Deferred Compensation (including the return thereon provided for in this paragraph 2(b)) shall be an unfunded obligation to be satisfied from the general funds of CBS.

(c)           Bonus Compensation.  In addition to your Salary and Deferred Compensation, you shall be entitled to receive bonus compensation for each of the calendar years during your employment with CBS, determined and payable as follows (the “Bonus”):

(i)            Your Bonus for each of the calendar years or portion thereof during your employment with CBS will be based upon achievement of the performance goal(s) established by the compensation committee of the Board (the “Compensation Committee”) for each calendar year and partial calendar year performance period during your employment with CBS and shall be determined, in accordance with the CBS Senior Executive Short-Term Incentive Plan, as the same may be amended from time to time (the “Senior Executive STIP”).

(ii)           For 2005, the performance goals under the STIP were established by the compensation committee of the board of directors of Viacom pursuant to the Viacom Employment Agreement.  The Compensation Committee and the compensation committee of the board of directors of New Viacom (the “New Viacom Compensation Committee”) will jointly determine the extent to which the 2005 performance goals were achieved and the amount of your 2005 bonus.  CBS will pay you 50% of the amount so determined from the Senior Executive STIP, and New Viacom will pay you the remaining 50%.

(iii)          Your target Bonus for 2006 and each other calendar year or portion thereof during your employment with CBS shall be two hundred percent (200%) of your Salary and Deferred Compensation at the annualized rate in effect at the end of such period.  Your Bonus shall be prorated for any partial calendar year that you are employed by CBS under this Agreement.

(iv)          Assuming the performance goals pre-established by the Compensation Committee for each calendar year or partial calendar year performance period during your employment with CBS has been achieved and certified by the Committee, the Compensation Committee is entitled to use its negative discretion to reduce the amount of the Bonus that you are entitled to receive for such performance period.

(v)           Your Bonus for any calendar year during your employment with CBS shall be payable by February 28th of the following year.  For the avoidance of doubt, it is understood that you will receive the Bonus to which you are entitled for each calendar year in which you were employed, even if you are not employed on February 28th of the following year or on the actual date on which bonuses are paid for such year.

(vi)          In the event that the Senior Executive STIP is amended or terminated, you will be given an opportunity under the amended or successor plan to earn bonus compensation equivalent to the amount that you could have earned under this paragraph 2(c) but subject to the same limitations.

(d)           Long Term Compensation.  This paragraph 2(d) sets forth your entitlements with respect to awards of long-term compensation under the CBS 2004 Long-Term Management Incentive Plan (the “2004 LTMIP”) or a successor plan (collectively, the “LTMIP”):

(i)            Stock Option Grants.  Pursuant to the Viacom Employment Agreement, the compensation committee of the board of directors of Viacom awarded you, on July 1, 2004, options to purchase an aggregate of One Million Five Hundred Thousand (1,500,000) shares of Viacom Class B Common Stock (your “Viacom Options”) as follows:

(1)           a grant of stock options to purchase Five Hundred Thousand (500,000) shares of Viacom Class B Common Stock that vested on December 31, 2004; and

(2)           a grant of stock options to purchase One Million (1,000,000) shares of Viacom Class B Common Stock scheduled to vest in four (4) equal installments on July 1, 2005, July 1, 2006, July 1, 2007, and July 1, 2008.  Twenty-five percent (25%) of this grant, covering Two Hundred Fifty Thousand (250,000) shares of Viacom Class B Common Stock, vested on July 1, 2005 pursuant to the foregoing schedule.

Your Viacom Options were granted with a per share exercise price of Thirty-Five Dollars and Fifty-One Cents ($35.51).  In connection with the Merger, your Viacom Options will be converted into stock options under the 2004 LTMIP to purchase shares of Class B Common Stock of CBS (“CBS Options”) and options under the New Viacom Long-Term Management Incentive Plan (the “New Viacom LTMIP”) to purchase shares of Class B Common Stock of New Viacom.  The number of your CBS Options, and the per share exercise price therefor, will be determined in accordance with the Merger Agreement, dated as of November 21, 2005, among Viacom, New Viacom and Viacom Merger Sub (the “Merger Agreement”).  The vesting schedule of your CBS Options will be the same as the vesting schedule for your Viacom Options before the Merger, and your CBS Options will have such other terms (including without limitation any terms relating to exercise periods, expiration, payment, forfeiture, and the consequences of termination of employment and changes in control) as apply to your Viacom Options before the Merger.

(ii)           Restricted Units.  Pursuant to the terms of the Viacom Employment Agreement, the compensation committee of the board of directors of Viacom awarded you a grant of One Hundred Fifteen Thousand (115,000) restricted share units (the “Viacom Restricted Units”) during the first calendar quarter of 2005.  Each Viacom Restricted Unit corresponds to one (1) share of Viacom Class B Common Stock.

(1)           In connection with the Merger, the Viacom Restricted Stock Units awarded to you in 2005 will be converted into a number of restricted shares units under the 2004 LTMIP (“CBS Restricted Units”) and a number of restricted share units under the New Viacom LTMIP as determined in accordance with the Merger Agreement.  Each CBS Restricted Unit will correspond to one (1) share of Class B Common Stock of CBS.

(2)           The vesting of your award of Viacom Restricted Units for 2005 was conditioned on a performance goal requirement for a performance period that will end on December 31, 2005.  The Compensation Committee and the New Viacom Compensation Committee will jointly determine the extent to which such performance goal was achieved.  The CBS Restricted Units will be payable only in shares of CBS Class B Common Stock.  Notwithstanding anything herein to the contrary, payment of the CBS Restricted Units will be deferred to the date determined in accordance with paragraph 13 if such date is later than the date on which payment would otherwise be made.

3.             Benefits.

(a)           You shall be entitled to participate in such medical, dental and life insurance, 401(k), pension and other plans as CBS may have or establish from time to time and in which any other CBS executives are eligible to participate; provided, however, that for so long as you shall remain an executive officer or other employee of CBS, the maximum amount of compensation that may be taken into account to determine your benefits or maximum deferrals under the CBS Excess Pension Plan and the CBS 401(k) Excess 401(k) Plan for Designated Senior Executives shall be fifty percent (50%) of the amount that may be taken into account for CBS executives who are not New Viacom employees.  It is understood and agreed that all benefits you may be entitled to as an employee of CBS shall be based upon your Salary plus Deferred Compensation (as though it were Salary), as set forth in paragraphs 2(a) and 2(b) and subject to the proviso of the preceding sentence, and not upon any bonus compensation due, payable or paid to you hereunder, except where the benefit plan expressly provides otherwise.  This paragraph 3(a) shall not be construed to require CBS to establish any such plans or to prevent the modification or termination of such plans once established, and no such action or failure thereof shall affect this Agreement.  In the event your benefits in such plans are reduced or terminated and such reduction or termination was not the result of a change in law, CBS shall continue to provide you with benefits equivalent to the benefits provided prior to any such reduction or termination during your employment with CBS.  You shall be entitled to four (4) weeks vacation.

(b)           CBS shall provide you with no less than Two Million Five Hundred Thousand Dollars ($2,500,000) of life insurance during your employment with CBS; provided that the amount of such life insurance, when aggregated with life insurance provided to you by New Viacom, and the terms and conditions under which it is provided, shall be no less favorable than the amount of life insurance currently in effect for you from Viacom.  You shall have the right to assign the policy for such life insurance to your spouse and/or issue or to a trust or trusts primarily for the benefit of your spouse or issue.

4.             Business Expenses, Perquisites.  During your employment with CBS, you shall be reimbursed for such reasonable travel and other expenses incurred in the performance of your duties hereunder on a basis no less favorable than that provided by CBS to any of its senior executives but in any event on a basis no less favorable to you than had previously been provided to you prior to the date of this Agreement.  For so long as you shall remain an executive officer or other employee of CBS, any travel or other expenses that you incur on behalf of both CBS and New Viacom shall be apportioned between CBS and New Viacom as determined by you in good faith pursuant to guidelines established jointly by CBS and New Viacom.  Subject to paragraph 3(a), you shall be entitled to receive all perquisites made available by CBS from time to time during your employment with CBS to any other senior executives of CBS but in any event on a basis no less favorable to you than had previously been provided to you prior to the date of this Agreement; provided, however, that your executive assistants will be provided by and employed by New Viacom.  Without limiting the generality of the foregoing, you shall be entitled to (i) car insurance in accordance with CBS’s policy and (ii) use of a private airplane in accordance with CBS’s policy on a basis no less favorable than that provided by CBS to any of its senior executives but in any event on a basis no less favorable to you than had previously been provided to you prior to the date of this Agreement.  CBS shall pay all fees and expenses of your counsel and other fees and expenses which you may incur in an effort to establish entitlement to compensation or other benefits under this Agreement in the event that you ultimately prevail.

5.             Indemnification.

(a)           CBS shall indemnify and hold you harmless, to the maximum extent permitted by law and by the Certificate of Incorporation and/or the Bylaws of CBS, against judgments, fines, amounts paid in settlement of and reasonable expenses incurred by you in connection with the defense of any pending or threatened action or proceeding (or any appeal therefrom) in which you are or may become a party by reason of your position as Executive Chairman and Founder or any other office you may hold with CBS or its Affiliates or by reason of any prior positions held by you with CBS or any of its Affiliates or predecessors or for any acts or omissions made by you in good faith in the performance of any of your duties as an officer of CBS.

(b)           To the extent that CBS maintains officers’ and directors’ liability insurance, you will be covered under such policy subject to the exclusions and limitations set forth therein.

6.             Notices.  All notices required to be given hereunder shall be given in writing, by personal delivery or by mail at the respective addresses of the parties hereto set forth above, or at such other address as may be designated in writing by either party.  Any notice given by mail shall be deemed to have been given three days following such mailing.

7.             Assignment.  This is an Agreement for the performance of personal services by you and may not be assigned by you or CBS except that CBS may assign this Agreement to any Affiliate of or any successor in interest to CBS, provided that such assignee assumes the obligations of CBS hereunder.

8.             New York Law, Etc.  This Agreement and all matters or issues collateral thereto shall be governed by the laws of the State of New York applicable to contracts entered into and performed entirely therein.  Any action to enforce this Agreement shall be brought in the state or federal courts located in the City of New York.

9.             Termination at Will.  This Agreement can be terminated by either party at will upon notice to the other party, provided that any termination is not intended, and shall not be construed, to affect your rights in any compensation and benefits that have been granted or accrued prior to such termination.

10.           Entire Understanding.  This Agreement contains the entire understanding of the parties hereto relating to the subject matter herein contained, and can be changed only by a writing signed by both parties hereto.

11.           Void Provisions.  If any provision of this Agreement, as applied to either party or to any circumstances, shall be adjudged by a court to be void or unenforceable, the same shall be deemed stricken from this Agreement and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

12.           Supersedes Previous Agreements.  Effective as of the Effective Date, this Agreement shall supersede and cancel all prior agreements relating to your employment by CBS or any of its Affiliates and predecessors, including, without limitation, the Viacom Employment Agreement (and any incentive awards or other compensation contemplated or provided for therein that are not granted or accrued as of the Effective Date).  Notwithstanding the preceding sentence, this Agreement is not intended, and shall not be construed, to affect your rights in any compensation or benefits that have been granted or accrued prior to the Effective Date.

13.           Deductions and Withholdings, Payment of Deferred Compensation.  All amounts payable under this Agreement shall be paid less deductions and income and payroll tax withholdings as may be required under applicable law and any property (including shares of CBS Class B Common Stock), benefits and perquisites provided to you under this Agreement shall be taxable to you as may be required under applicable law.  Notwithstanding any other provisions of this Agreement to the contrary, no payment for any restricted share units or distribution of any other deferred compensation shall be made sooner than the earliest date permitted under the provisions of the Internal Revenue Code of 1986, as amended, or the rules or regulations promulgated thereunder, as in effect on the date of such payment, in order for such payment to be taxable at the time of the distribution thereof without imposition of additional taxes under Section 409A of the Internal Revenue Code (including any regulations and guidance thereunder).

If the foregoing correctly sets forth our understanding, please sign, date and return all four (4) copies of this Agreement and return it to the undersigned for execution on behalf of CBS; after this Agreement has been executed by CBS and a fully executed copy returned to you, it shall constitute a binding agreement between us.

CBS CORPORATION

	By:	/s/ Louis J. Briskman
		Name:	Louis J. Briskman
		Title:	Executive Vice President
and General Counsel

ACCEPTED AND AGREED:

/s/ Sumner M. Redstone
Sumner M. Redstone